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                                                                     EXHIBIT 5.1


                                                August __, 1997


Mystic Financial, Inc.
c/o Medford Co-operative Bank
60 High Street
Medford, MA 02155

Ladies and Gentlemen:

     We have acted as special counsel to Mystic Financial, Inc., a Delaware corporation (the "Corporation"), in connection with the proposed registration under the Securities Act of 1933, as amended, by the Corporation of an aggregate of 2,711,125 shares of Common Stock, par value $.01 per share (the "Shares"), of the Corporation, and the related preparation and filing by the Corporation with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware.

     We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Corporation contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties, other than the Corporation, had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite
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Mystic Financial, Inc.
August ___, 1997
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action, the due execution and delivery of such documents, and the validity and binding effect and enforceability thereof.

     Based on the foregoing, we are of the opinion that the Shares to be issued and sold by the Corporation, have been duly authorized and, when issued and sold as contemplated in the Registration Statement of Mystic Financial, Inc. and the Plan of Conversion of Medford Co-operative Bank will be validly issued and outstanding, fully paid and non-assessable.

     In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

     This opinion is given solely for the benefit of the Corporation and investors who purchase shares pursuant to the Registration Statement, and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any document without our express written consent.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus which is part of such Registration Statement.

                                    Very truly yours,

                                    Thacher Proffitt & Wood


                                    By
                                        Richard A. Schaberg